                                                                    EXHIBIT (11)



                       COMPUTATION OF PER SHARE EARNINGS
                (THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)


CALCULATION OF NET INCOME FOR EARNINGS PER SHARE:


                                                       Quarter Ended March 31,
                                                       1997               1996
Net Income                                          $    (6,338)      $     1,691
Preferred Stock Dividends                                   650                 -
                                                    -----------       -----------
  Subtotal                                               (6,988)            1,691
Accretion of Preferred Stock                                412               137
                                                    -----------       -----------

Total                                               $    (7,400)      $     1,554
                                                    ===========       ===========
Primary earnings per share:
  Average shares outstanding                         27,475,457        27,445,167
Dilutive shares resulting from stock options            149,678           417,466
                                                    -----------       -----------

                                                     27,625,135        27,862,633
                                                    ===========       ===========

Net income per average common share                 $     (0.27)      $      0.06

Fully diluted earnings per share:
  Average shares outstanding                         27,475,457        27,445,167

Dilutive shares resulting from stock options            149,678           417,466

Dilutive shares resulting from redeemable
    preferred stock (1)                                       -                 -
                                                    -----------       -----------

                                                     27,625,135        27,862,633
                                                    ===========       ===========

Net Income per average common share                      $(0.27)      $      0.06


(1) In 1997 and 1996, the conversion of redeemable preferred stock into 1,457,143 shares of common stock using the "if converted" method is anti-dilutive.